CARLYLE INCOME PLUS, LTD.

                      ACKNOWLEDGMENT


     This Acknowledgment is made and executed as of the 31st day of December, 1995 by AGPP Associates, L.P., a limited partnership organized under the laws of the State of Illinois ("AGPP"), and JMB Realty Corporation, a Delaware corporation ("JMBRC").

     WHEREAS, AGPP has acquired by assignment all of the assets of Carlyle Income Associates, L.P., an Illinois limited partnership ("Associates"), which has served as the Associate General Partner of Carlyle Income Plus, Ltd., an Illinois limited partnership (the "Partnership"), and AGPP has elected to continue the business of Associates and has agreed to continue as the Associate General Partner of the Partnership; and

     WHEREAS, JMBRC has agreed to continue as the Corporate General Partner of the Partnership.

     NOW, THEREFORE, the parties hereby agree and acknowledge as follows:

     1. AGPP and JMBRC both shall continue as general partners of the Partnership, each with all of the rights and powers of general partners therein, as set forth in the agreement of limited partnership of the Partnership, as amended to date (the
"Partnership Agreement") and in the Revised Uniform Limited
Partnership Act of the State of Illinois, and the Partnership and its business shall be continued in all respects.

     2. AGPP hereby agrees that it is a signatory to the Partnership Agreement, together with JMBRC, and adopts and agrees to be bound by all of the provisions of the Partnership Agreement, as amended from time to time in accordance with the provisions of the Partnership Agreement.

     3. AGPP and JMBRC agree that JMBRC is hereby authorized and empowered, on behalf of AGPP, JMBRC, the Partnership or any of the foregoing, to execute any and all documents, enter into any and all agreements, or take any and all other actions (in each case in accordance with and subject to the terms of the Partnership Agreement), in the name of the Partnership or otherwise, as shall be necessary or appropriate in connection with the business of the Partnership at any time. It is further understood and agreed that the Chairman, President or any Vice President of JMBRC (including any partner of AGPP who is Chairman, President or Vice President of JMBRC) may act for and in the name of JMBRC in the exercise by JMBRC of any of its rights and powers hereunder. In dealing with JMBRC (or the Chairman, President or any Vice President thereof) so acting on behalf of AGPP, JMBRC or the Partnership, no person shall be required to inquire into the authority of JMBRC or such individual to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of JMBRC (and of the Chairman, President or any Vice President of JMBRC) as set forth herein.
     4. AGPP and JMBRC agree to take any and all other actions as shall be necessary or appropriate to reflect the continuation of the Partnership's business, including the filing with any agency of any document which shall be necessary or appropriate in connection therewith.

     5. Nothing contained herein or contemplated hereby shall be deemed to render AGPP or JMBRC liable for any obligations for which they would otherwise not be liable as general partners of the Partnership.


     IN WITNESS WHEREOF, the parties hereto have executed this Acknowledgment as of the date first above written.

AGPP ASSOCIATES, L.P.

By:  JMB Realty Corporation
     General Partner


     By:  ______________________
     Its:


JMB REALTY CORPORATION

By:  ______________________
Its: